Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q1 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: APRIL 29, 2015/11:00AM EST

Operator

Good day, and welcome to the Saia, Inc. first-quarter 2015 results conference call. Today’s conference is being recorded. At this time I’d like to turn the conference over to Doug Col. Please go ahead, Sir.

Doug Col

Thank you. Good morning. Welcome to Saia’s first-quarter 2015 earnings conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer; and Fritz Holzgrefe, our Vice President, Finance and Chief Financial Officer.

Before we begin, you should know that during the call, we may make certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

I would now like to turn the call over to Rick O’Dell.

Rick O’Dell

Well, good morning, and thank you for joining us to discuss Saia’s results. I’m pleased to report record first-quarter earnings for Saia. Positive pricing actions and strong execution by the entire Saia team enabled us to achieve solid results, despite what I would categorize as seasonally sluggish freight trends.

Our continued success in network optimization positioned us to handle the seasonal service challenges created by adverse weather, enabling our team to deliver 98% on-time service. Our first-quarter financial results reflect our 19th consecutive quarter of year-over-year yield improvement.

A few highlights from this year’s first-quarter results compared to the first-quarter of last year are — our LTL yield rose 4.6%, despite significantly lower contribution from fuel surcharge; our operating income was $21.2 million compared to $15.2 million. Our operating ratio improved by 210 basis points to 92.8. Diluted earnings-per-share of $0.49 compared to $0.34 last year.

I was pleased to see Company performance improve and to achieve a record best first-quarter operating ratio. We executed particularly well in the pricing, network optimization, safety and claim prevention areas, which contributed to — materially, to the results, and should set the stage for solid performance for the remainder of this year.

Now I’d like to have Fritz Holzgrefe review our first-quarter results in more detail.

Fritz Holzgrefe

Thanks, Rick, and good morning, everyone. As Rick mentioned, the first-quarter 2015 earnings-per-share were a record $0.49. Total revenue of $293 million compares to $300 million in the first quarter last year. Operating income of $21.2 million compares favorably with operating income of $15.2 million in the last year’s first-quarter. Both periods included 63 workdays. As Rick mentioned, first-quarter LTL yield rose 4.6%, reflecting the positive impact of our continued pricing actions, offset by markedly lower fuel surcharge contribution.

I’d like to mention a few key expense items and how they impacted first-quarter results. Salaries, wages, and benefits rose 5% to $158 million in the first quarter, reflecting salary increases and investments we have made to support safety, claims prevention, employee relations, and field sales resources. Costs were also impacted year-over-year by a general wage increase last July, which averaged 3% across our employee base.

Purchase transportation expense in the first quarter dropped by $4.3 million compared to last year or 6.1% of revenue versus 7.3% last year. This comparison was aided by network improvements, lower volumes, and a slightly less capacity-constrained environment than in the first-quarter a year ago. Purchase transportation miles as a percentage of our total linehaul miles declined for the third quarter in a row.

Depreciation and amortization of $15.2 million compares to $13.8 million in the prior-year quarter, due to continued investments in tractors and trailers, resulting in a newer fleet. Fuel efficiency improved by 0.5% to 6.43 miles per gallon in the quarter. Claims and insurance expense was $4.8 million in the quarter compared to $9.5 million in the first quarter last year, a quarter which saw unusual accident severity.

Our effective tax rate was 37.8% for the first quarter of 2015, and we believe that is a reasonable run rate to use for the remainder of the year. At March 31, 2015, total debt was $107.6 million; net debt to total capital was 22.1%. This compares to total debt of $79.7 million and net debt to total capital of 20% at the end of the first quarter 2014. The year-over-year increase in debt is primarily related to our acquisition of Linkex in February for a purchase price of approximately $25 million, subject to achieving profit targets.

Net capital expenditures in the first quarter were $33.2 million, including equipment acquired with capital leases. This compares to $8.2 million of net capital expenditures in the first quarter of 2014. Full-year 2015 net capital expenditures are forecast to be approximately $125 million, as we continue to refresh our revenue equipment and have multiple real estate projects underway.

Now I’d like to turn the call back to Rick.

Rick O’Dell

Thank you, Fritz. Given the many dynamics currently shaping the volume and pricing model in our business, I’d like to take a couple of minutes to put some context around our first-quarter results.

Our LTL tonnage was down 6.6% versus last year. And this was comprised of a 2.8% decline in shipments and a 3.9% drop in weight per LTL shipment. And we believe the decline in shipment count is primarily due to our ongoing pricing actions, because it took place essentially all within our national account and 3PL business.

While lower volumes may result from these actions, a more profitable freight mix is our goal. And we believe our first-quarter results validate that the strategy is working.

The lower year-over-year weight per shipment is largely due to the spike in weight per shipment in the first half of last year that was fueled by the tight capacity in the truckload market, causing higher tonnage shipments to spill over to our LTL carriers. The sequential drop from the fourth-quarter weight per shipment to first-quarter weight per shipment was approximately 1% and appears normal to us.

Coming out of the first quarter, the demand trends in April have improved sequentially. We believe the LTL landscape remains conducive to continuing our strategy of pricing for improved profitability on an account-by-account, lane-by-lane basis. This pricing opportunity, combined with investment in sales and marketing resources, quality, and a network optimization, provides continued optimism for Saia’s prospects for the remainder of this year and beyond.

With these comments, we are now ready to answer your questions. Operator?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) David Ross, Stifel.

David Ross

Rick, could you talk a little bit about, I guess, how the year-over-year tonnage or shipment trends progressed through the quarter? In April — you mentioned the demand trends in April improved sequentially. But if you can provide us any color on that, that would be great.

Rick O’Dell

Sure. Fritz?

Fritz Holzgrefe

Yes. So if you take the first-quarter tonnage and disaggregate it by month, you would look at January year-over-year minus 3.6%; February, a difficult month, minus 9.3%; March, minus 7.4% versus the last year. These are the tonnage numbers.

Now, what’s, I think, important to highlight, in light of the mix and the truckload spillover issues that Rick described, we also need to look at the shipments number that kind of go along with that. So, January shipments were down 0.6% versus last year. February was minus 4.4% versus last year. March was down 3.8% versus last year. These — those last three number shipments counts year-over-year.

Rick O’Dell

Yes. And then into April.

Fritz Holzgrefe

Yes, into April, you would see tonnage into April down 5.2% versus last year, and then shipments down 2.3%.

David Ross

That’s very helpful. And then balancing that with the yield side, Rick, you commented a little bit on the overall pricing environment and when contracts are coming up for renewal, which you are generally seeing — is it kind of in the 3% to 4% range still? A little bit better than that?

Rick O’Dell

No. Our pricing — our contract renewals during the quarter were again in excess of 5%. They actually were about 5.6% for the quarter. Our GRI retention has been good. And our theoretical yield model, which shows true yield adjusted for length of haul, weight per shipment, and fuel surcharge, improved about 7%.

David Ross

Excellent. Thank you very much.

Operator

Art Hatfield, Raymond James.

Art Hatfield

Hey, Rick, when do you start to lap the effect of the heavier weight truckload shipments in your business from last year?

Rick O’Dell

3Q. I mean, basically, kind of that truckload spillover thing. I mean, it was more normalized from a capacity and availability standpoint in 3Q. In 1Q and the beginning of 2Q, with the rail disruptions, at some point, you couldn’t even get trucks, even if you were willing to pay a ridiculous price for them. Right? So people would break shipments up and give them to us.

And if I look at, year-over-year, our shipment count, the shipments under 1,000 pounds — and remember, our LTL shipment average weight is about 1,100 pounds — the shipments under 1,000 pounds were flat year-over-year. And all the shipment count declines were in shipments in the 2,000 pounds to 10,000 pounds, which — obviously, that’s what impacted the tonnage so much.

Art Hatfield

That’s very helpful. And then on your pricing actions, I know that you want to remain disciplined on price, but how much of your — I guess, is it fair to think about how much of your book you’ve been through, so that most of those, at least in the near-term, pricing actions are behind you? And also, how do you balance that with getting yourself to the point where maybe you start to price yourself out of the market relative to where a reasonable price should be?

Rick O’Dell

All right. Well, first of all, all of my analysis and competitive data shows we’re too cheap. So we are already charging below the market, so we have room to move up just in the segment and our value proposition with where we are operating. So, we see that opportunity as being very meaningful.

It may be a multiyear effort to kind of change your revenue mix, and get customers that appropriately value the service and quality that we are providing. And we’re kind of willing to work through that time, balancing tonnage and shipment count, and how we are operating during that time period. But the opportunity, based on our analysis, is so significant that I think we are going to — we continue to work through that. And it’s probably a multiyear opportunity that should really drive a material improvement in our operating ratio. Okay?

Now that being said, I want to just comment on this. At Saia, our field shipments were really down about 1%. Okay? And our field shipments — if you took out the softness in the oil patch, our field business would actually be up. And so, national account and 3PL shipments, which collectively, represent about 50% of our business, were down 7%. And these are the accounts that we are addressing with pricing actions.

So, just as an example, we took increases on all our blanket 3PL business on January 1. And that was the third increase in 12 months on this segment. So, it’s not surprising to me that this business is down. And I would also comment that that blanket 3PL business never has operated better than it did during the first quarter of this year.

It was just something that needed to be done. And once we work through this and get our business at a price that’s reasonable, then you are going to see — you’ll see the shipment count and tonnage grow. Because we believe in our value proposition in the marketplace. It’s just something we needed to do.

Art Hatfield

Are you doing this incrementally? Or do you go to customers — as an example, if you believe you are underpriced — I’m just throwing numbers out — 15%, are you trying to get a portion of that in one moment of time? Or do you try and get all of that? Or is it really incident-dependent on those conversations with individual customers?

Rick O’Dell

Well, you try to get it all fixed, corrected at once, and then you decide what your tolerance is. And that’s kind of the way it works. I mean, and sometimes, depending on how we are operating and what lanes the business are in, we are willing to stand the customer up and let them make their decision if they — if we decide to retain the business or not.

And other times, we’ll take a phased approach and say, well, we got 60% of what we needed, so we’ll continue to haul it at that rate. And we’ll move on and see you in a year, and we’ll go work on a bigger opportunity. So there’s a balance as you work through that.

But, I mean, generally, what happens, Art, is we’re not generally putting the whole account at risk. We are putting segments that don’t operate well. And you just see that it works. I mean, I don’t want to handle business — if the overall account operates well, it still doesn’t mean I want to handle business from Chicago to Florida in a dead-head haul lane at an operating loss. It just doesn’t make sense. And so we’ve made the decision to work through this — to have another aggressive path through this business mix opportunity and it works.

Art Hatfield

Got it. I’ll stop there. I’ll let other people have at it. Thanks for the time, Rick.

Rick O’Dell

Great. Thanks.

Operator

Jason Seidl, Cowen and Company.

Jason Seidl

Rick, just to clarify, you said this retail increase January 1st was your third increase in the last — did you say six months or last year?

Rick O’Dell

12 months.

Jason Seidl

Last 12 months. Okay. And what was the size of that rate increase overall compared to the other increases that you took? Were they all similar? Or was this one outsized?

Rick O’Dell

No, we took a little bit smaller increase. But I think what one of the things — you’ve got people that are going to these blanket 3PL’s and they are pricing for seasonal business. So January and February and December weeks, you’ve got people that actually lower their price for three months.

Here — other people are lowering their price and we went to them with a price increase. So it probably had a bigger near-term impact during the first quarter than what would’ve normally happened. And then what happens is, in March, some of these people that do seasonal pricing, they’ll raise their prices again. And then the shipments just get redistributed again. So we’ve seen in March and April this 3PL segment has had a pretty material bounce back.

Jason Seidl

Okay. Well, that’s good to know. And at least for now, do you feel that the rates that you are giving the 3PL’s are compensatory enough for Saia?

Rick O’Dell

Yes. I mean there’s always some opportunities to look at some lanes and make some adjustments based on the business that you are getting if it’s not operating well.

Jason Seidl

Right, right, right. Of course.

Rick O’Dell

And that’s — but we are more looking at tweaks at this point, because the overall account — for most of my 3PL’s, the overall accounts are now kind of operating in the low to mid 90s. It’s not great, but considering the Company operated at [92.8] in the first quarter, it’s not — there’s nothing wrong with that, right?

Jason Seidl

No, nothing wrong with it. And your national account business, what type of price increases did you hit them with? I mean, you talked about the average one that you guys got. But presumably, they probably got a little bit more than they were used to, which is why you probably lost a little bit of that business?

Rick O’Dell

No. Most of those renewals during the quarter — that 5.6% — that’s pretty much national account pricing.

Jason Seidl

That’s pretty much — okay.

Rick O’Dell

And some smaller increases on the 3PL business that would’ve brought the average down. So it’s mid-single-digit. And again, generally, what you are doing is you are taking a — whatever, 4% across the board or whatever the number would be, and then you’re — that you’d kind of need to do to get the base business. And then you are adjusting particular lanes and locations that operate poorly for sometimes materially larger increases.

Jason Seidl

Okay. And just shifting to the economy really quickly, because I think that’s most investors’ concerns with a lot of the trucking names, especially on the LTL being a little bit more outsized exposed to the industrial economy.

Could you talk a little bit about your weight per shipment in just your sort of LTL business? If you’re looking at that — do you have any concerns that it did dip down a little bit, even excluding some of that heavy haul business? Or do you think that the underlying economy out there feels pretty decent?

Rick O’Dell

Yes, I think it feels decent. You’ve got to remember the oil patch is down a little bit and those tend to be heavier weighted shipments. We’ve done some pretty material repricing amongst some of our hazmat customers, which tend to be chemicals, heavy totes and things like that, to try to get those priced properly. And I think that’s had some impact.

I mean, overall, I don’t think the economy is great, but it doesn’t seem like it’s bad. And we’ve — you know, if you look at it and say, hey, we are growing sealed business, and all of our negative shipment counts happened in national account and 3PL, and that tells you something, right?

Jason Seidl

Right, right, right.

Rick O’Dell

— more than anything.

Jason Seidl

Okay. Well, listen, I’ll let somebody else have at it. And I appreciate the time, as always, guys.

Operator

Scott Group, Wolfe Research.

Scott Group

So, Rick, I know you don’t always give this to us, but can you maybe share what the revenue per hundredweight and what the renewals are doing in April? Or maybe if you have that by month, it would be helpful.

Rick O’Dell

I would just tell you this. Absent volatility and fuel surcharge, our yield sequentially has gone up every month, including into April.

Scott Group

And are you saying on a year-over-year basis that the increase has accelerated? Or you are saying that just sequentially from January to February, the absolute number just has gone up?

Rick O’Dell

The absolute number has gone up in a similar range as the progress that we’ve been making.

Scott Group

Okay.

Rick O’Dell

Right? I mean, a part of it is, one month you might have a big contract that renews that didn’t need much of an increase, so I think getting into one particular month, but I think, on average, we continue to see progress on the yield side. And what we are seeing with customers and contract renewals is — to me, seems conducive for that to continue.

The only kind of maybe challenging area, right, is some of the oilfield business, some of that segment, those guys are particularly concerned about price increases. But most of that business operates pretty well for us, so it’s not like we had to go to them for a big corrective action.

Scott Group

Right. So, I mean, I guess you think that the pricing is sustainable. Because — right? — history says that when tonnage turns negative for LTL, it’s tough to keep pricing. Are you seeing any change in pricing strategies from any of the other LTL’s? And are you in any way contemplating changing the way you think about pricing at all? Or is the answer a firm no?

Rick O’Dell

Well, I mean, I think the environment is still conducive. I mean, you still have driver challenges. You’ve got a pretty material wage inflation in the current driver market. I think you’ve got all of us aren’t operating, or most of us except one aren’t operating where we’d like to be operating. And so, I think that everyone kind of has to continue to push on the rates.

And it will be interesting to see when the other LTL’s announce whether our tonnage trends or shipment count trends are probably more influenced by pricing than not. We’ll see that. I know FedEx announced FedEx freight, I mean, there tonnage was up and their shipment count was up in LTL. They are the biggest player out there in the marketplace.

So I mean, we’ll just have to see when everybody else announces what the trends are. But I’m not dissatisfied with the current volumes. You know, our — we had a very difficult February from a weather and OR standpoint. In spite of that, we had a good quarter. March was particularly strong. And I feel good about kind of where we are headed into the next quarter.

Scott Group

Okay. That’s helpful. And just last thing just to that last point about the next quarter, you typically share with us some thoughts about sequential operating ratio. It’s typically 2 to 3 points better second-quarter versus first-quarter, if you have some thoughts on that.

Rick O’Dell

Yes. I think that’s reasonable. You know, you’ve got one thing is, the general rate increase last year, for instance, was in 2Q, and this year, it accelerated so you don’t have that. But given our positive pricing on contract renewals, and kind of our current outlook, I think the midpoint of that 2% to 3% range is probably reasonable.

Scott Group

Okay, great. Thank you.

Operator

Bill Greene, Morgan Stanley.

Bill Greene

Hey, Rick, I wanted to ask your thoughts on costs. So, obviously, PT was good, as was the claims. How sustainable are the improvements that you are seeing on the cost side, particularly in those two categories?

Rick O’Dell

Yes. No, we believe it’s very sustainable. And we re-optimize our network. And this pricing actions that we are doing sometimes causes lanes to get rebalanced, where you’re handling unprofitable business in a head-haul lane, and that tends to work too. So, the combination of operational execution and improvement on some of the self-insurance thing, I think is sustainable.

You know, we had a very good quarter from a safety standpoint after a bad first half of last year. In January, we trained every driver in the Company on our Smith System training. And normally, we did that on an anniversary date. So that would have been — the cost of that and the training time would’ve been spread out across the quarters.

And so where we spent about $1 million in safety training in January, and that would’ve normally been $0.25 million. So there’s about $700,000 of incremental cost there. I think it contributed to us kind of getting off to a good start for the year from a safety standpoint. And then we’ve also added regional safety resources, additional terminal management over the last year or so, regional HR resources, regional claim prevention resources, to kind of further our goals in safety claims as well as employee relations.

And these resource additions, they are supported by engineered programs and execution practices. And it’s working. We are seeing — we had a decent cargo claims ratio in the first quarter of like 0.89, and we are seeing improved trends there as well, which helps our value proposition in the marketplace. And we’ve targeted to try to get that cargo claims ratio by the end of this year to the 0.5 range.

And that’s a big — big improvement for our customer. And we are spending some additional resources and money on — in wages and salaries, but it’s paying — we know it will pay big dividends.

Bill Greene

Yes. And so when we think about the overall cost structure, right, as you can tell from all the questions here, there’s a lot of nervousness about the broader transport environment — obviously. Trucking has been showing some slowing, and then, of course, all this focus on your tonnage.

So when you think about your cost structure, if we end up that the back-half of the year is much weaker than we think, for whatever reason due to the macro, then, how much of your cost structure can you get at? How variable is it, do you think? How do you think about that?

Rick O’Dell

Well, I think we demonstrated pretty well this quarter what our abilities are on negative tonnage and shipments. And that PT is pretty fluid for us to be able to take out purchase transportation and re-optimize our costs. We have very effective productivity targets at terminals, and can manage based on where we are growing, and take costs out in areas where volumes are down.

I mean, today, we are seeing growth in Southern California out of the ports, and South Texas is really weak. And we are making adjustments in our — the hours we are working in those markets. And the operating ratio in both — if I look at my West Coast region and my Texas region, the operating ratio in both regions are improving. So, we are demonstrating that we can adjust our costs in conjunction with some changes in the market, and that we can effectively take price risk where something is not working, and then we can adjust our costs there.

Bill Greene

Yes. Okay. All right, I appreciate the time. Thank you.

Operator

(Operator Instructions) Willard Milby, BB&T Capital Markets.

Thom Albrecht

Hey, guys, it’s actually Thom Albrecht. I was having phone problems, so Will transferred me in. So I want to explore a couple of these expenses again. So, on the insurance, I know you had the big quarters in Q1 and Q2 of last year, but I kind of look at $7 million a quarter as a more normal level. I know you’ve talked about all these improvements in that. It seems hard to believe that $4.8 million to $5 million would be kind of the new run rate. So could you just talk about that a little bit more?

Rick O’Dell

Yes, I think I looked at a five-year average, right, and it’s down — it’s a couple-hundred-thousand less than your number. So, I mean, I think the pure delta against our historical average is $1.9 million.

I think with the investments that we are making and the technology that we have, over time, we’ll have less poor quarters. Right? And maybe our best quarters will be a little better. This was a record good strong first-quarter for us from a self-insurance perspective. So I was pleased to be able to accomplish that.

But we know we could potentially see some volatility around that over time. I do think that cargo claims ratio is going to come down, but that’s not the biggest part of that expense in that line either.

Thom Albrecht

Sure. And was part of the lower I&C because you’ve had favorable closure to a lot of open claims and you might have been over-reserved?

Rick O’Dell

No.

Thom Albrecht

Okay.

Rick O’Dell

No, it’s just severity was — I mean, both frequency and severity were improved during the quarter. And it was one of the best quarters we’ve ever had.

And I would just comment, too, year-over-year, there are some other expenses that are up in other lines where you saw some favorable results from a safety standpoint. For instance, last year, we didn’t have a good first-quarter. We didn’t meet our plan. So, there was — bonus accruals were zero last year, where this year, we are incurring those because they are in our run rate, and we are hitting some targeted OR numbers.

See what I’m saying? So you can’t necessarily just take the delta and calculate an EPS on that.

Thom Albrecht

Oh, sure. No, I get it.

Rick O’Dell

Right?

Thom Albrecht

And Fritz, when you were giving the monthly tonnage figures, was that the LTL tons per day? Or total tons? I’m assuming it was LTL.

Fritz Holzgrefe

That was LTL.

Thom Albrecht

Okay. In, say, both —

Fritz Holzgrefe

Both tons and in shipments.

Thom Albrecht

And just kind of reviewing depreciation, we were thinking about $64 million to $65 million on the year. The Q1 run rate would be a little below that. Do you have any updated thoughts? And then I’ve got one more kind of big-picture question.

Fritz Holzgrefe

I think it will end up — we’ll return to sort of those higher run rate numbers as we bring on the equipment. A lot of that is driven by timing of delivery and so forth. So I think it’s a little bit light due to timing, but I think you’ll see it kind of expand during the balance of the year.

Thom Albrecht

Okay. And then the whole yield world is always confusing. But one of your competitors had talked about the impact to their reported yield was almost 500 basis points, with fuel having come down so dramatic. I’m wondering if that’s about the magnitude for you guys? In other words, if we saw, I mean, that your yields were really up more, like 9.5%, if fuel hadn’t been such a factor, is that in the ballpark?

Rick O’Dell

I calculated 10.1%.

Thom Albrecht

Okay. All right. Well —

Rick O’Dell

So, yes, ballpark is right. Yes, that’s right.

Thom Albrecht

And I don’t mean —

Rick O’Dell

Again, our weight per shipment came down and length of haul went up, so that had — that’s where I kind of got that set 3% impact, which shows kind of our true yield adjusted for mix was about 7%.

Thom Albrecht

Correct. Right. We were kind of making that adjustment as well. And I don’t mean to be snarky with this last question, but you grew sales at the end of 2013, and I think a little bit at the end of 2014. Why grow the sales effort if you are going to be in an environment of flat to slightly down tonnage?

Rick O’Dell

Because my analysis shows that the competition has 60 more sales resources in the market than I do. And if I want to participate in field grow share and get good customers that value our value proposition in the marketplace, I need to match the other people’s capabilities in the market.

Thom Albrecht

Okay. I guess one thing, I was just looking at that didn’t quite jive, I think you said your 3PL and national accounts was about 50% of the business, down about 7%. But your LTL tonnage was down 6.6%, so it seems like the other half had to be down as well.

Rick O’Dell

I’m kind of — I said shipments.

Thom Albrecht

Okay. Okay.

Rick O’Dell

So they are down 7% shipments and the other ones are flattish to down 1%. And net we were down — shipment count for the quarter was about 3%. So, basically my whole decline is in the — the whole decline is in national and 3PL.

Thom Albrecht

All right. Okay. That’s helpful. Thank you for the comments.

Rick O’Dell

All right, great. Thanks.

Operator

David Ross, Stifel.

David Ross

I just wanted to follow-up on the Linkex acquisition. You guys completed this midway through the quarter. You talked about it being accretive by about two pennies a quarter when you bought it. I just wanted to see if that had the accretive impact you expected in the first quarter and if it’s still on plan?

Rick O’Dell

It’s kind of a weak seasonal period for them and they didn’t quite make that number. So, it really didn’t have any impact in the quarter.

David Ross

But you would still expect it to be $0.02 accretive to 2Q?

Rick O’Dell

I do, in that range. Yes, I mean it’s a good little company. Good management team. We think they’re going to bring something to the table for us, and allow us to continue to seek opportunities in that marketplace. But just like I say, it’s kind of a weak seasonal period for them. But I think the $0.02 number is a good one to use going forward.

David Ross

Excellent. Thank you very much.

Rick O’Dell

All right, great.

Operator

Brad Delco, Stephens.

Brad Delco

Sorry for hopping on late. Had two calls going on. But following up to Tom’s question before, with the investment in the sales force, can you talk about where your national 3PL and field business is today, and maybe where that was a year ago, and what your goal is for that mix to be, down the road?

Rick O’Dell

Yes, I don’t. I don’t have a targeted goal for it. I mean, I love — we like our national accounts, right? We just need them to be compensatory. So, I don’t — I wouldn’t care if I had 70% national accounts if they all operated at 88%, right? — or 90%.

And the thing we look at is I just can’t — I’m not going to get my operating ratio in the 80’s handling national account business with lanes at 105 and 110, so — or field accounts. They just don’t generally operate like that. But we are going through a repricing initiative to make sure that the accounts are compensatory.

And I don’t — I think there is an opportunity to grow national accounts. I mean, there’s accounts that we don’t participate with that value service and a low claims ratio, that I think we always continue to seek opportunities with that. And today, we are going through a rebalancing of some pricing that wasn’t paying its way in today’s market. We had some inflation in costs.

And I think it’s — I mean, it’s just business; it’s what we have to do. But I’d like to see all the segments growing once they get operating well.

Brad Delco

Got you. So maybe then following onto that, would it be fair to say that this margin improvement that we are seeing in your business — would you rank it that the greatest improvement you are seeing is in the national account, 3PL, and field, sort of in that order, then?

Rick O’Dell

Yes. You are saying the improvement?

Brad Delco

Yes, in terms of the greatest improvement of your margins is primarily in national?

Rick O’Dell

Yes.

Brad Delco

Okay. Got you. Rick, I think that’s all for me. Thanks for the time.

Operator

And this concludes the question-and-answer session. And I would now like to turn the conference back over to our host, Rick O’Dell, for any additional or closing remarks.

Rick O’Dell

Great. Thank you for your interest in Saia, and we look forward to updating you at upcoming conferences, investor meetings, and if not then, on our next conference call. Thank you.

Operator

And this concludes today’s conference. Thank you for your participation. You may now disconnect.